ARTICLES OF AMENDMENT

                 TO THE ARTICLES OF INCORPORATION
                                OF

                        LASER CORPORATION


        Pursuant to the provisions of the Revised Utah Business Corporation Act, as amended, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST: The name of the Corporation is LASER CORPORATION.

        SECOND: The following Amendments to its Articles of Incorporation were adopted by the shareholders of the Corporation on January 13, 2004, in the manner prescribed by Utah Law.

           1.  Article I is amended in its entirety to read as follows:

                            ARTICLE I

                          CORPORATE NAME

          The name of the corporation is BROADCAST INTERNATIONAL, INC.

           2.  Article IV is amended in part to provide as follows:

          The Corporation shall effect a 10:1 reverse split in its common stock by exchanging each ten shares of all issued and outstanding common stock for one share of post reverse split common stock.

        THIRD.    The Amendment was adopted by the shareholders on the 13th
day of January , 2004.

        FOURTH.    The number of shares of the Corporation outstanding and
entitled to vote on the Amendment to the Articles of Incorporation at the time of such adoption was 40,000,000.

        FIFTH.     The number of shares voted in favor of such Amendment was
3,920,000;  the number of shares voting against such Amendment was        0.

        SIXTH.    The Amendment herein adopted shall become effective at the time these Articles of Amendment are filed with the Division of Corporations and Commercial code of Utah (the "Division") in accordance with Utah law. Upon effectiveness of these Amendments, each 10 issued and outstanding shares of Common Stock, par value $.05 per share shall be combined into one share of Common Stock, par value $.05 per share. Fractional shares of Common Stock shall be issued to the holders of presently issued and outstanding Common Stock.

DATED this               day of January, 2004.

                                         LASER CORPORATION




                                 By /s/ Rodney M. Tiede

                                    Rodney M. Tiede, President